EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), made between Cellceutix Corporation (the "Company") and Arthur P. Bertolino ("Executive") (collectively, the "Parties"), is effective as of June 27, 2016 (the "Effective Date").

WHEREAS, the Company desires for Executive to provide services to the Company; and

WHEREAS, Executive is willing to accept employment by the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company's President and Chief Medical Officer (CMO). During the term of Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies. During the term of Executive's employment, Executive shall be entitled to 20 paid vacation days per fiscal year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time.

1.2 Duties and Location. Executive shall oversee all aspects of the Company's operations, with a concentrated focus on clinical trials, and perform such other duties as are required by the Company's Chief Executive Officer, to whom Executive will report. Executive will primarily work remotely and will travel to the Company's sites and other locations as may be required by the needs of the Company. The Company may modify Executive's job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of four hundred and forty thousand dollars ($440,000.00) per year, or in the event of a portion of a year, a pro rata amount of such annual salary (the "Base Salary"), subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule. Executive's Base Salary shall be reviewed by the Board of Directors (the "Board") or the Compensation Committee thereof for possible adjustment annually.

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2.2 Annual Bonus. For each complete fiscal year during the term of Executive's employment with the Company, Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). As of the Effective Date, Executive's target Annual Bonus opportunity shall be equal to 40% of Base Salary, provided that, depending on results, Executive's actual Annual Bonus may be higher or lower than the target Annual Bonus, as determined by the Board or the Compensation Committee thereof. Executive's annual discretionary target bonus percentage, whether Executive receives an Annual Bonus for any given fiscal year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee thereof) in its sole discretion based upon the Company's and Executive's achievement of objectives and milestones to be determined on an annual basis by the Board (or the Compensation Committee thereof) in consultation with Executive. Bonuses are generally paid by the end of the first fiscal quarter following the applicable bonus year, and Executive shall first be eligible for an Annual Bonus for the fiscal year ending June 30, 2017. Executive must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive's employment terminates for any reason before the date annual bonuses are paid.

2.3 Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company shall also reimburse Executive for health insurance policy expenses incurred by Executive and his spouse. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.4 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy and requirements of the Internal Revenue Service as in effect from time to time.

2.5 Effective Date Equity. In consideration of Executive entering into this Agreement and as an inducement to join the Company, within five business days of the Effective Date, the Company will grant the following equity awards to Executive pursuant to the Company's 2016 Omnibus Incentive Plan:

(a)	1,066,667 shares of restricted stock, which shall vest upon the earliest to occur of the following:

•	50% upon the first anniversary of the Effective Date, and the remaining 50% upon the second anniversary of the Effective Date;
•	completion of both a Phase 2b psoriasis study and a Phase 2 oral mucositis study;
•	the Company's common stock closes above $3.00 per share (as may be adjusted for any stock splits or similar actions);
•	the commencement of trading of the Company's common stock on a national securities exchange (e.g. Nasdaq or the NYSE); or
•	upon a Change in Control (as defined below) of the Company.

All other terms and conditions of such restricted stock award shall be governed by the terms and conditions of the Company's 2016 Omnibus Incentive Plan and the applicable award agreement.

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(b)	Ten-year options to purchase 617,839 shares of the Company's common stock at an exercise price of $1.39 per share, which shall vest upon the earliest to occur of the following:

•	50% upon the first anniversary of the Effective Date, and the remaining 50% upon the second anniversary of the Effective Date;
•	completion of both a Phase 2b psoriasis study and a Phase 2 oral mucositis study;
•	the Company's common stock closes above $3.00 per share (as may be adjusted for any stock splits or similar actions);
•	the commencement of trading of the Company's common stock on a national securities exchange (e.g. Nasdaq or the NYSE); or
•	upon a Change in Control (as defined below) of the Company.

All other terms and conditions of such option stock award shall be governed by the terms and conditions of the Company's 2016 Omnibus Incentive Plan and the applicable award agreement.

The Company acknowledges that Executive would not accept employment with the Company but for the granting of these awards.

2.6 Annual Equity Award. With respect to each fiscal year of the Company ending during the term of Executive's employment and commencing with the fiscal year ending June 30, 2017, Executive shall be eligible to receive annual equity awards under the Company's 2016 Omnibus Incentive Plan or any successor plan, with a target award of options to purchase 150,000 shares of the Company's common stock with an exercise price equal to the last closing price of the Company's common stock prior to the date of grant, which options shall vest ratably each month over the 24 months following the date of grant.

2.7 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

3. Termination of Employment; Severance. Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of Executive's employment, Executive shall be entitled to the compensation and benefits described in this Section 3 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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3.1 For Cause or Without Good Reason.

(a)	If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(i)

any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)	reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii)

such employee benefits, if any, to which Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 3.1(a)(i) through 3.1(a)(iii) are referred to herein collectively as the "Accrued Amounts".

(b)	For purposes of this Agreement, "Cause" shall mean:

(i)	Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	Executive's willful failure to comply with any valid and legal directive of the Company's Chief Executive Officer;

(iii)	Executive's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	Executive's embezzlement, misappropriation, or fraud, whether or not related to Executive's employment with the Company;

(v)

Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude and that results in material reputational or financial harm to the Company or its affiliates; or

(vi)	Executive's material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company.

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For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Termination of Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that Executive has engaged in the conduct described in any of Section 3.1(b)(i)-(vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive's employment without notice and with immediate effect. The Company may place Executive on paid leave while it is determining whether there is a basis to terminate Executive's employment for Cause. Any such action by the Company will not constitute Good Reason.

(c)	For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the term of Executive's employment without Executive's written consent:

(i)	a material reduction in Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a material reduction in Executive's target Annual Bonus opportunity;

(iii)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company; or

(iv)

the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 10 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

3.2 Without Cause or for Good Reason. Executive's employment hereunder may be terminated by Executive for Good Reason or by the Company without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and subject to Executive's compliance with Section 6 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release"), which Release shall become effective within the period specified therein (the "Release Execution Period"), Executive shall be entitled to receive continued Base Salary for one year following the Termination Date payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year and provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company's 2016 Omnibus Incentive Plan and the applicable award agreements.

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3.3 Death or Disability.

(a)	Executive's employment hereunder shall terminate automatically upon Executive's death, and the Company may terminate Executive's employment on account of Executive's Disability.

(b)

If Executive's employment is terminated on account of Executive's death or Disability, Executive (or Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)

a lump sum payment equal to the product of: (A) Executive's target Annual Bonus for the year in which the Termination Date occurs and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year in which the Termination Date occurs and the denominator of which is the number of days in such year, which shall be paid within 30 days following the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)

For purposes of this Agreement, "Disability" shall mean Executive is entitled to receive long-term disability benefits under the Company's long-term disability plan, or if there is no such plan, Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Executive's Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

3.4 Change in Control Termination.

(a)

Notwithstanding any other provision contained herein, if Executive's employment hereunder is terminated by Executive for Good Reason or by the Company without Cause (other than on account of Executive's death or Disability), in each case within twelve (12) months following a Change in Control, Executive shall be entitled to receive the Accrued Amounts and subject to Executive's compliance with Section 6 of this Agreement and his execution of a Release, Executive shall be entitled to receive the following:

(i)

a lump sum payment equal to 18 months of Executive's Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 60 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii)

a lump sum payment equal to Executive's target Annual Bonus for the fiscal year in which the Termination Date (as determined in accordance with Section 3.6) occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within 60 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

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(b)

If Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 3.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA, the parties agree to reform this Section 3.4(b) in a manner as is necessary to comply with the ACA.

(c)	Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i)	all outstanding unvested stock options granted to Executive shall become fully vested and exercisable for the remainder of their full term;

(ii)

all outstanding equity-based compensation awards other than stock options that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code (the "Code") shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code ("Section 409A") shall remain in effect; and

(iii)

all outstanding equity-based compensation awards other than stock options that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(d)	For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)

one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation;

(ii)

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 50% or more of the total voting power of the stock of such corporation;

(iii)

a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

3.5 Notice of Termination. Any termination of Executive's employment hereunder by the Company or by Executive (other than termination pursuant to Section 3.3(a) on account of Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 9.1.

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3.6 Termination Date. Executive's "Termination Date" shall be:

(a)	If Executive's employment hereunder terminates on account of Executive's death, the date of Executive's death;

(b)	If Executive's employment hereunder is terminated on account of Executive's Disability, the date that it is determined that Executive has a Disability;

(c)	If the Company terminates Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;

(d)	If the Company terminates Executive's employment hereunder without Cause, the date specified in the Notice of Termination; and

(e)	If Executive terminates his employment hereunder with or without Good Reason, the date specified in Executive's Notice of Termination.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a "separation from service" within the meaning of Section 409A.

3.7 Resignation of All Other Positions. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

3.8 Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 3.8, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

All calculations and determinations under this Section 3.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 3.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 3.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

4. Proprietary Information Obligations.

4.1 Confidential Information Defined. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, databases, manuals, records, articles, systems, financial information, results, accounting information, accounting records, legal information, pricing information, credit information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, manufacturing information of the Company (including its affiliates) or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company (including its affiliates) in confidence.

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Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive's behalf.

4.2 Company Creation and Use of Confidential Information. Executive understands and acknowledges that he will have access to and learn about Confidential Information. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, research and product candidates and training its employees. Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

4.3 Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; and (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company, and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

4.4 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(a)	Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)

is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(b)

If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company's trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive:

(i)	files any document containing trade secrets under seal; and

(ii)	does not disclose trade secrets, except pursuant to court order.

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4.5 Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

4.6 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

4.7 Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive's subsequent incapacity.

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4.8 No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

5. Outside Activities During Employment.

5.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not, during the term of Executive's employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

5.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6. Covenants.

6.1 Non-Solicitation of Employees. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any then current employee of the Company during the year following his separation from the Company.

6.2 Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers or directors. This Section 6.2 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning Executive to any third parties.

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7. Dispute Resolution. To ensure timely and economical resolution of any disputes that may arise in connection with Executive's employment with the Company, as a condition of Executive's employment, Executive and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this letter, or its interpretation, enforcement, breach, performance or execution, Executive's employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc. ("JAMS") or its successor, under the then applicable JAMS arbitration rules (which can be found at http://www.jamsadr.com/rules-clauses/). The arbitration shall take place in the county (or comparable governmental unit) in which Executive was last employed by the Company, as determined by the arbitrator; provided, however, that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at Executive's expense at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall pay all costs and fees in excess of the amount of court fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

8 Indemnification; D&O Insurance. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive's employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

During the term of Executive's employment with the Company, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors (if Executive is serving as a director) and similarly situated executives of the Company.

9. General Provisions.

9.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

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9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

9.3 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Chief Executive Officer or Chairman of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

9.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties' agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

9.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

9.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

9.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

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10 Section 409A.

10.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

10.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive's separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

10.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)	any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

11. Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

CELLCEUTIX CORPORATION

By:	/s/ Leo Ehrlich
Name:	Leo Ehrlich
Title:	Chief Executive Officer

EXECUTIVE

/s/ Arthur P. Bertolino
Arthur P. Bertolino, MD, PhD, MBA

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